Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No.’s 333-265467, 333-268124, 333-277811, 333-279090, 333-288717, and 333-291987) and Form S-8 (File No.’s 333-265463 and 333-283208) of our report dated March 20, 2025, with respect to our audit of the consolidated financial statements of Biofrontera Inc. as of and for the year ended December 31, 2024, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Marcum llp

Morristown, New Jersey

March 19, 2026